NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON IMPERIAL NURSERIES TRANSACTION
NEW YORK, NEW YORK (January 9, 2014) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that it has completed the disposition of the landscape nursery growing operations of Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business.  This transaction, with Monrovia Nursery Company (“Monrovia”), a private company grower of landscape nursery products, includes a sale of Imperial’s inventory and certain other assets for an initial cash payment of approximately $840,000 received at closing (subject to certain adjustments) and a note receivable for $4,250,000 to be paid in two installments: June 1, 2014 and June 1, 2015.  This transaction also includes a long-term lease to Monrovia of most of the land, land improvements and other fixed assets (collectively the “Land and Improvements”) that were used by Imperial in its Connecticut growing operations.  Monrovia also has an option to purchase all or portions of the leased Land and Improvements during the lease term.  Substantially all of Imperial’s operations and sales personnel are being employed by Monrovia.  Griffin expects to record a significant charge from this transaction in its fiscal 2013 fourth quarter results due to the sale of Imperial’s inventory and other assets at a discount to their book value.  As a result of this transaction, Imperial will be reported as a discontinued operation in Griffin’s consolidated financial statements.

Griffin operates a real estate business, Griffin Land, LLC, and also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include the statement concerning the expected charge related to Imperial’s inventory and other assets that were sold and other statements that are not historical facts. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.